ATLANTA GOLD CORPORATION OF AMERICA INC.
Suite 1250 - 155 University Avenue
Toronto, Ontario  M5H 3B7

Telephone:  (416) 777-0013
Fax:  (416) 777-0014

December 13, 2002

Canadian American Mining Company, LLC
825 Donna Drive
Incline Village, Nevada
89451

RE:

Abandonment of Participating Interest by Canadian American Mining Company, LLC ("CAMC") under Venture Agreement dated July 22, 1997, originally between Quest USA Resources Inc. ("Quest") and Atlanta Gold Corporation of America Inc. ("Atlanta") relating to certain properties located in Elmore County, Idaho (the "Venture Agreement").

With respect to the Venture Agreement, we are writing to confirm that CAMC as the successor in interest to Quest wishes to abandon its entire interest under the Venture Agreement on the following terms:

1.

Atlanta and CAMC will concurrently with the execution of this letter agreement execute the Amendment attached hereto as Schedule "A";

2.

Atlanta will undertake to file all United States tax returns relating to the Venture Agreement on or before March 1, 2003;

3.

neither Atlanta nor CAMC will issue a press release with respect to this matter until both parties have approved the press release; and

4.

Atlanta and CAMC agree to execute a mutual release consistent with the foregoing.

Please confirm that this accurately reflects our agreement by signing this letter in the space provided and return the same to us by fax.

Yours truly,

ATLANTA GOLD CORPORATION OF
  AMERICA INC.
                                                                                    Canadian American Mining Company LLC

                                                                                    hereby confirms our agreement as set out

Per:   /s/ Hermann Derbuch                                         above this _13th_ day of December, 2002.
        (Authorized Signatory)

CANADIAN AMERICAN MINING

   COMPANY, LLC

Per:    /s/ Tom Menning

         (Authorized Signatory)

SCHEDULE "A"

AMENDMENT

THIS AMENDMENT made as of December 13, 2002, is between ATLANTA GOLD CORPORATION OF AMERICA INC. a Nevada corporation ("Atlanta"), and CANADIAN AMERICAN MINING COMPANY, LLC, a Nevada limited liability company ("CAMC").

RECITALS

A.

Atlanta and Quest USA Resources Inc., a Nevada corporation ("Quest") have entered into a Venture Agreement dated July 22, 1997 (the "Venture Agreement"), relating to certain properties located in Elmore County Idaho.

B.

Pursuant to an Assignment of Joint Venture Interest dated April 6, 2000, Quest assigned to CAMC, Quest's Participating Interest (as defined in the Venture Agreement) under the Venture Agreement.

C.

CAMC wishes to abandon its Participating Interest in the Venture Agreement.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, Atlanta and CAMC agree as follows:

1.

CAMC represents and warrants to Atlanta that Quest has assigned to CAMC all of Quest's rights under the Venture Agreement and that CAMC is authorized to enter into this Agreement.

2.

Section 1.4 of the Venture Agreement is deleted in its entirety and replaced by the following:

"1.4

'Applicable Percentage' means two (2) percent."

3.

Pursuant to and in accordance with Section 12.2 of the Venture Agreement, CAMC hereby abandons it Participating Interest and withdraws as a Participant under the Venture Agreement effective the date hereof.

4.

CAMC shall be entitled to retain the Residual Royalty (which means a royalty, calculated and payable quarterly within thirty (30) days after the end of each calendar quarter, equal to the Applicable Percentage of Net Smelter Returns for such calendar quarter).

5.

Unless amended herein, terms defined in the Venture Agreement will have the same meaning when used herein.

6.

The general provisions set out in Article 17 of the Venture Agreement shall apply in respect to this Amendment, including the ability to execute this Agreement in counterparts.

7.

This Amendment shall be governed by and interpreted in accordance with the internal laws of the State of Idaho.

8.

Each of the parties to this Amendment acknowledge and agree that McCullough O'Connor Irwin has acted as counsel only to Atlanta and that McCullough O'Connor Irwin are not protecting the rights and interests of any other party to the Venture Agreement or this Amendment.  CAMC acknowledges and agrees that McCullough O'Connor Irwin have given them the opportunity to seek, and have recommended that CAMC obtain independent legal advice with respect to the subject matter of the Venture Agreement and this Amendment.

9.

The Venture Agreement in all other respect remains unamended and in force among all of the parties to this Amendment.

10.

This Amendment may be executed in any number of counterparts (including fax) each of which when so executed will be deemed to be an original and when taken together shall constitute the same agreement.

IN WITNESS WHEREOF the following persons/corporations have executed this agreement as of the date first written above.

ATLANTA GOLD CORPORATION OF
AMERICA INC.

Per:

/s/ Hermann Derbuch

            (Authorized Signatory)

CANADIAN AMERICAN MINING COMPANY, LLC

Per:

/s/ Tom Menning

            (Authorized Signatory)